UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2008
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On October 20, 2008, Eaton Corporation announced that, following consultations with employee representatives, it has determined to close its automotive engine valve lifters manufacturing plant in Massa, Italy, by the end of 2008. There will be approximately 355 employees affected by the closure decision. The action was taken to better align manufacturing capacity with future industry demand and to improve the competitive position of the valve actuation business. Aggregate estimated pre-tax charges associated with this closure (except for the cost of severance, which is subject to negotiation with the employee representatives) are expected to be approximately $10 million, which will be recognized in the fourth quarter of 2008, when management approved this action. These costs consist of charges of $6 million for the write-down of fixed assets and $4 million for other costs. Additional costs are estimated to consist of $11 million for legally required statutory severance and any additional negotiated severance.
Forward Looking Statements
Certain statements contained herein concerning anticipated costs, charges, strategies, contingencies, and anticipated transactions of the Company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events. There can be no assurance that these future events will occur as anticipated or that the Company’s results will be as estimated. For a description of certain factors that could cause the Company’s future results to differ materially from those expressed in one or more of these forward-looking statements, see Part I, Item 1A (entitled “Risk Factors”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: October 20, 2008	/s/ R. H. Fearon
R. H. Fearon
Executive Vice President Chief Financial and Planning Officer